AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the "Amendment") is made as of December  29, 2008, between Mission Community Bank ("Employer") and Mission Community Bancorp, a California corporation ("MCB") and Brooks Wise ("Executive"), with reference to the following:

W I T N E S S E T H

A.           Employer and Executive are currently parties to that certain Employment Agreement ("Agreement") effective as of June 18, 2007 specifying the terms of Executive's employment by Employer as President of Employer.

B.           The parties hereto now desire to amend the Agreement as provided herein.

NOW, THEREFORE, the parties hereto agree that the following shall take effect as of the date hereof:

1.           EESA Provisions.

(a)           Employer's parent company, MCB, has entered or intends to enter into agreements with the U.S. Treasury Department ("UST") under which MCB will issue preferred shares and other securities to the UST as part of the Troubled Assets Relief Program Capital Purchase Program ("CPP") established under the Emergency Economic Stabilization Act of 2008 ("EESA").  Executive is a Senior Executive Officer (as such term is defined under EESA), has determined that MCB's participation in the CPP will be of material benefit to Executive, approved MCB's participation in the CPP, requested that MCB participate in the CPP and agrees to abide by all terms of EESA restricting payment of compensation to Executive.

(b)           EESA imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements ("Plans") maintained by Employer, MCB and their affiliates and requires that such restrictions remain in place for so long as the UST holds any debt or equity securities issued by MCB.  The parties hereby agree that all Plans providing benefits to Executive shall be construed and interpreted at all times that the UST maintains any debt or equity investment in MCB in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by Employer and MCB so as to comply with the restrictions imposed by EESA.  Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to Executive under this Agreement or any other Plan.  Notwithstanding any other terms of this Agreement or any other Plan providing benefits to Executive, to the extent that any provision of this Agreement or any other Plan is determined by Employer or MCB, to be subject to and not in compliance with EESA, including the timing, amount or entitlement of Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA.  Without limiting the foregoing, any "golden parachute payment" provided under this Agreement or any other Plan, as defined for purposes of EESA and Section 280(G)(e) of the Internal Revenue Code of 1986, as amended ("Code"), shall be prohibited and aggregate severance payments and benefits due as a result of Executive's "involuntary termination" of employment as defined for purposes of EESA and the Code or in connection with any bankruptcy filing, insolvency or receivership of MCB, Employer or certain other entities shall be limited to an amount not exceeding three times Executive's "base amount" as defined in Section 280G(b)(3) of the Code.  The parties hereto further agree that (i) Executive shall at no time be entitled to receive any compensation based upon incentives that encourage Executive to take unnecessary and excessive risks on behalf of Employer or MCB; (ii) Executive shall promptly repay Employer, MCB or any other affiliated entity compensating Executive, within thirty (30) days of demand, the amount of any bonus or incentive compensation paid to Executive based upon statements of earnings, gains or other criteria that are later determined to be materially inaccurate; and (iii) all golden parachute payments to Executive are prohibited.

(c)           Severance compensation under Paragraph F of the Agreement and any other Plan will be reduced as provided below to avoid the penalties imposed on "golden parachute payments" under the Code and EESA.

(i)           If the present value of all Executive's severance compensation provided by Employer or MCB under Paragraph F and outside this Agreement is high enough to cause any such payment to be a “golden parachute payment” (as defined in Section 280G(b)(2) of the Code or EESA), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “golden parachute payment.”

(ii)           Executive may direct Employer and MCB regarding the order of reducing severance compensation and other payments from Employer and MCB to comply with this paragraph.

2.           Section 409A Limitation.  It is the intention of Employer and Executive that the severance and other benefits payable to the Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Employer, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “change in control” or the timing of commencement and completion of severance benefit and/or other benefit payments to the Executive hereunder in connection with a merger, recapitalization, sale of shares or other "change in control", or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A.  Employer and Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (iii) modify the completion date of severance and/or other benefit payments.  Employer and Executive further acknowledge and agree that if, in the judgment of Employer, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, Employer and Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on Employer and Executive) with Section 409A.  For example, if this Agreement is subject to Section 409A and it requires that severance and/or other benefit payments must be delayed until at least six (6) months after Executive terminates employment, then Employer and Executive would delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six (6) months following Executive’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the seventh (7th) month following Executive’s termination of employment which in the case of an initial installment payment would be equal in the aggregate to the amount of all such payments thus eliminated.

3.           No Further Amendment.  Except as set forth herein the terms of the Agreement shall remain in full force and effect without modification or amendment.

3266.003/251405.1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

EMPLOYER:	Mission Community Bank By: /s/ William B. Coy Name: William B. Coy Title: Chairman of the Board
MCB:	Mission Community Bancorp By: /s/ William B. Coy Name: William B. Coy Title: Chairman of the Board
EXECUTIVE:	/s/ Brooks Wise Name: Brooks Wise

3266.003/251405.1